Room 4561
						October 26, 2005

Bryan Abboud
Chief Executive Officer
Global Entertainment Holdings/Equities, Inc.
703 Waterford Way, Suite 690
Miami, FL 33126

Re:	Form 10-KSB for Fiscal Year Ended December 31, 2004
	Filed April 15, 2005
      From 10-KSB/A for Fiscal Year Ended December 31, 2004
	Filed September 2, 2005
      From 10-QSB for Fiscal Quarter Ended March 31, 2005
	Filed May 20, 2005
      From 10-QSB for Fiscal Quarter Ended June 30, 2005
	Filed August 22, 2005
	File No. 0-27637

Dear Mr. Abboud:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


Sincerely,


      Kathleen Collins
      Accounting Branch Chief
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